Exhibit 99.1

Vertex Pharmaceuticals Incorporated	News Release
130 Waverly Street • Cambridge MA 02139-4242
Tel. 617.444.6100 • Fax 617.444.6680
www.vrtx.com

Vertex Pharmaceuticals Announces Two Executive Appointments

Cambridge, MA, June 29, 2007 — Vertex Pharmaceuticals Incorporated (NASDAQ: VRTX) today announced the appointment of Kurt C. Graves as Executive Vice President, Chief Commercial Officer and Head, Strategic Development.  Vertex also announced today that Amit K. Sachdev will join the Company as Senior Vice President, Public Policy and Government Affairs.  Both Mr. Graves and Mr. Sachdev will join the Company in July and serve in newly created positions on the Company’s executive management team.  They will report directly to Joshua Boger, Ph.D., President and CEO of Vertex.

Mr. Graves will lead Vertex’s strategic development and commercial functions as well as the business development group. Mr. Graves will be based at Vertex’s headquarters in Cambridge, MA.  Mr. Sachdev will lead Vertex’s public policy and government affairs activities.  Mr. Sachdev will be based in Washington, D.C. where he will establish and manage the Company’s government affairs office.

“We are pleased to welcome Kurt and Amit to Vertex, “ said Dr. Boger.  “Both Kurt and Amit have distinguished track records within industry-leading organizations.  Their extensive experience will be an invaluable resource to the Company, and further broadens the executive management team at an important stage in our business progression.  Kurt’s deep background in developing and launching pharmaceutical brands, and Amit’s government and industry experience in public policy and legislative matters, will provide support across the Company as we align, integrate and build our business.”

“Vertex has demonstrated a deep commitment to the development of a robust infrastructure to support late-stage development and potential launch of telaprevir, its investigational drug for hepatitis C,” said Mr. Graves.  “I am looking forward to leading

Vertex’s strategic development and commercial efforts to build the Company on telaprevir.”

“I am enthusiastic about joining Vertex at this pivotal point in the Company’s evolution,” said Mr. Sachdev.  “Effectively devising and executing strategies to anticipate policy and regulatory opportunities and hurdles will be a key to continued success, and I look forward to applying my experiences in Washington, D.C. to promote Vertex’s interests as key pipeline candidates advance toward the market.”

Prior to joining Vertex, Mr. Graves held various positions at Novartis Pharmaceuticals from 1999 to present, most recently as Global Head of General Medicines Business Unit & Chief Marketing Officer, Pharmaceuticals.  Prior to that, Mr. Graves served as Senior Vice President & General Manager – US Pharma & Commercial Operations; Vice President, Head of US Marketing & Primary Care Franchises; and Vice President & Business Unit Head: Respiratory, GI, Dermatology and Bone Franchises.  Prior to joining Novartis, Mr. Graves was GI Business Unit Head – US Gastrointestinal Franchise, at Astra Pharmaceuticals, LP from 1997 to 1998.  From 1993 to 1997, Mr. Graves served in a variety of roles at Astra Merck Pharmaceuticals including Executive Director, Business Unit Commercialization Leader.  He earned his B.S. in Biology from Hillsdale College.

Mr. Sachdev joins Vertex from Biotechnology Industry Organization (BIO) where he served as Executive Vice President, Health since April 2005.  At BIO, he was the senior executive responsible for managing BIO’s Health Section, its Governing Board, and for directing health care advocacy, including the development and execution of policy that was key to life science member companies.  Prior to his position at BIO, Mr. Sachdev held several positions at the U.S. FDA from 2002 to 2005, serving most recently as Deputy Commissioner for Policy.  Before that, he served as the FDA’s Senior Associate Commissioner for Legislative Affairs.  Prior to his tenure at the FDA, Mr. Sachdev served as Majority Counsel to the U.S. House of Representative’s Committee on Energy and Commerce from 1998 to 2002 with responsibility for matters relating to bioterrorism, food safety and biotechnology and environmental policy.  Previously, Mr. Sachdev practiced law at Ropes & Gray and the Chemical Manufacturers Association. Mr. Sachdev received a B.S. in Industrial Management from Carnegie Mellon University, and a J.D. from the Emory University School of Law.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases.  The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies.  Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and bacterial infection. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Vertex’s press releases are available at www.vrtx.com.

Safe Harbor Statement

This press release may contain forward-looking statements, including statements that both Mr. Graves and Mr. Sachdev will join the Company in July 2007 and will be invaluable resources to the Company in the future. While we believe these forward-looking statements are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated, including, among other things, the fact that while both Mr. Graves and Mr. Sachdev have agreed to commence employment with Vertex in July 2007, their employment has not yet commenced and the value anticipated from their respective contributions has not yet been, and may never be, realized, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through our website at www.vrtx.com. We disclaim any obligation to update the information contained in this press release as new data become available.

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(VRTX-GEN)

Vertex Contacts:

Lynne H. Brum, VP, Strategic Communications, (617) 444-6614

Michael Partridge, Director, Corporate Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Zachry Barber, Senior Media Relations Specialist, (617) 444-6470